FORM 4

Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
(Print or Type Responses)

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

OMB APPROVAL
OMB Number: 3235-0287
Expires: January 31, 2005
Estimated average burden
hours per response. . . . 0.5

1.
Name and Address of Reporting Person*
(Last)     (First)     (Middle)
Long        James      H

2.
Issuer Name and Ticker or Trading Symbol
I-SECTOR CORPORATION (ISEC)

3.
I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

4.
Statement for Month/Year
05/2002

(Street)
6401 SOUTHWEST FREEWAY

(City)     (State)     (Zip)
HOUSTON, TEXAS  77074

5.
If Amendment, Date of Original (Month/Year)

6.
Relationship of Reporting Person(s) to Issuer
(Check all applicable)

_X_
Director
_X_
10% Owner

_X_
Officer (give title below)
___
Other (specify below)

PRESIDENT

7.
Individual or Joint/Group Filing (Check Applicable Line)

X  Form filed by One Reporting Person

   Form filed by More than One Reporting Person


Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned 1.
Title of Security
(Instr. 3)

2.
Transaction Date


(Month/Day/Year)

3.
Transaction Code
(Instr. 8)

4.
Securities Acquired (A)
or Disposed of (D)
(Instr. 3, 4 and 5)

5.
Amount of Securities Beneficially Owned at End of Month

(Instr. 3 and 4)

6.
Ownership Form: Direct (D) or Indirect (I)
(Instr. 4)

7.
Nature of Indirect Beneficial Ownership


(Instr. 4)



Code
V
Amount
(A) or (D)
Price



COMMON STOCK
05/14/02
P

   500
A
$0.75


D

COMMON STOCK
05/14/02
P

1,100
A
$0.86


D

COMMON STOCK
05/14/02
P

3,400
A
$0.88


D

COMMON STOCK
05/15/02
P

1,000
A
$.087


D

COMMON STOCK
05/15/02
P

   500
A
$1.05
2,040,030

D




Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1.
Title of Derivative Security
(Instr.3)

2.
Conversion or Exercise Price of Derivative Security

3.
Transaction Date
(Month/Day/Year)

4.
Transaction Code
(Instr. 8)

5.
Number of Derivative Securities Acquired (A) or Disposed of (D)
(Instr. 3, 4 and 5)

6.
Date Exerciseable and Expiration Date
(Month/Day/Year)

7.
Title and Amount of Underlying Securities
(Instr. 3 and 4)

8.
Price of Derivative Security
(Instr. 5)

9.
Number of Derivative Securities Beneficially Owned at End of Month
(Instr. 4)

10.
Ownership Form of Derivative Securities Beneficially Owned at End of Month (Instr. 4)

11.
Nature of Indirect Beneficial Ownership
(Instr. 4)




Code
V
(A)
(D)
Date Exercisable
Expiration Date
Title
Amount or Number of Shares


Explanation of Responses:



/s/James H. Long
**Signature of Reporting Person
______05/31/2002_______
Date

Reminder:
Report on a separate line for each class of securities beneficially owned directly or indirectly.
*
If the form is filed by more than one reporting person, see Instruction 4(b)(v).
**
Intentional misstatements or omissions of facts constitute Federal Criminal Violations
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:
File three copies of this Form, on of which must be manually signed. If space is insufficient, see Instruction 6 for procedure